Exhibit 3.1


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                VSB BANCORP, INC.

           Under Section 807 of the New York Business Corporation Law
           ----------------------------------------------------------


           THE UNDERSIGNED, being duly authorized officers of VSB Bancorp, Inc., a corporation formed under the New York Business Corporation Law, certify that the certificate of incorporation of the Corporation is hereby restated in full without amendment. In accordance with the requirements of the New York Business Corporation Law, VSB Bancorp, Inc. states as follows:

1. The name of the corporation is VSB Bancorp, Inc., which is the same name as the name under which it was formed.

2.  The certificate of incorporation was filed on January 27, 2003.

The text of the certificate of incorporation is hereby restated without amendment or change to read in full as follows:

FIRST: The name of the corporation is:

                                VSB Bancorp, Inc.

SECOND: The purpose for which it is formed is as follows:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided, however, that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without first obtaining the consent of such body.


THIRD: The office of the corporation in the State of New York is to be located in the County of Richmond.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is three million (3,000,000) shares, all of which shall have a par value of $0.0001 per share.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o the Corporation at 3155 Amboy Road, Staten Island, New York 10306.

SIXTH: A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in his or her capacity as a director, provided, however, that this Paragraph SIXTH shall not eliminate or limit liability for any act or omission described in Sections 402(b)(1) and 402(b)(2) of the New York Business Corporations Law.


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This Restated Certificate of Incorporation was approved the Board of Directors and by a majority of the outstanding shares entitled to vote.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this 26th day of March, 2003, by the undersigned, who affirm that the statements made herein are true under the penalties of perjury.



/s/ Merton Corn                                  /s/ Joan Nerlino
-----------------------------                    -------------------------------
Merton Corn, President                           Joan Nerlino Caddell, Secretary
3155 Amboy Road                                  3155 Amboy Road
Staten Island, New York 10306                    Staten Island, New York 10306